Exhibit 99.1

Contact:	Neff Corp.	Odyssey Investment Partners
	Mark Irion	Mark Semer
	Chief Financial Officer	Kekst and Company
	(305) 513-3350	(212) 521-4802

NEFF CORP. TO BE ACQUIRED BY LIGHTYEAR CAPITAL

MIAMI, FL, April 2, 2007—Neff Corp. (“Neff”), a leading construction and industrial equipment rental company, today announced that it has entered into an agreement to be acquired by a company controlled by affiliates of Lightyear Capital LLC (“Lightyear”) pursuant to a merger.  Neff will be the surviving company in the merger.  Neff has been majority-owned by Odyssey Investment Partners, LLC (“Odyssey”) since 2005.

Juan Carlos Mas, Chief Executive Officer of Neff, said: “Odyssey has been an outstanding partner and we thank the principals for their support in recent years.  We look forward to working with Lightyear to continue growing our business.”

Bill Hopkins, a Managing Principal of Odyssey, said: “Neff has been a very successful investment and the business is well-positioned for future growth.  We thank the outstanding management team and people of Neff for their efforts, and wish them well under Lightyear’s leadership.”

Lightyear has obtained equity and debt financing commitments for the transaction, the proceeds of which will be used to pay the aggregate merger consideration to Neff’s stockholders and optionholders, repay existing indebtedness of Neff and all of its subsidiaries and pay Lightyear’s expenses related to the transaction.  These equity and debt financing commitments are subject to customary conditions.

Completion of the transaction, which is expected in the second quarter of 2007, is subject to expiration of the applicable waiting period under the Hart-Scott-Rodino Act and other customary closing conditions.

CIBC World Markets and Credit Suisse are acting as financial advisors to Neff in this transaction.

About Neff Corp.

Neff Corp. is one of the nation’s largest construction and industrial equipment rental companies, operating through its subsidiaries Neff Rental LLC and Neff Rental, Inc.  The company’s primary focus is in ground-engaging equipment and its fleet includes the latest earthmoving equipment, compressors, generators and lifts from leading manufacturers. The company operates through its network of branches located in the following five geographic regions:  Florida, Southeastern, Mid-Atlantic, Central and Western.

Safe Harbor Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the merger and the other transactions contemplated by the merger agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the merger agreement to satisfy the conditions to closing specified in the merger agreement. More information about Neff and its subsidiaries and other risks related to Neff and its subsidiaries are detailed in Neff Rental LLC’s quarterly reports on Form 10-Q and its annual report on Form 10-K as filed with the Securities Exchange Commission. We undertake no obligation to update forward-looking statements.

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